Exhibit 21.1

LIST OF SUBSIDIARIES:

SUBSIDIARIES OF CYBER MERCHANTS EXCHANGE, INC.:

1.	Infosmart Group Limited, a company incorporated in the British Virgin Islands.

SUBSIDIARIES OF INFOSMART GROUP LIMITED:

1.	Info Smart Technology Limited, a Hong Kong company; and

2.	Info Smart International Enterprises Limited, a Hong Kong company.

SUBSIDIARIES OF INFO SMART TECHNOLOGY LIMITED:

1.	Infoscience Media Limited, a Hong Kong company.

SUBSIDIARIES OF INFOSCIENCE MEDIA LIMITED:

1.	Discobras Industria E Comercio de Electro Eletronica Limiteda, a company incorporated in Brazil